Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of October 29, 2012,

among

THE WARNACO GROUP, INC.

PVH CORP.

and

WAND ACQUISITION CORP.

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 29, 2012, among The Warnaco Group, Inc., a Delaware corporation (the “Company”), PVH Corp., a Delaware corporation (“Parent”), and Wand Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company Board, the Parent Board and the Board of Directors of Merger Sub have approved this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective stockholders, and declared the advisability of this Agreement;

WHEREAS, the Company Board and the Board of Directors of Merger Sub have recommended adoption and approval of this Agreement by their respective stockholders; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01 The Merger . On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

SECTION 1.02 Closing . The closing (the “Closing”) of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that, if the Marketing Period has not ended at such time, the Closing shall occur instead on (a) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three Business Days’ written notice and (ii) the last day of the Marketing Period (or, if such date is not a Business Day, the first Business Day occurring thereafter); or (b) such other date and time as agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04 Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation and By-Laws. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

SECTION 1.06 Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(i) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Treasury Stock and Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.

(A) Each share of Company Common Stock that is owned by the Company as treasury stock and each share of Company Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(B) Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(iii) Conversion of Company Common Stock. Subject to Sections 2.02 and 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(ii) and Dissenting Shares) shall be converted into the right to receive (x) .1822 shares of common stock, par value $1 per share, of Parent (the “Parent Common Stock”) (the “Stock Consideration”) and (y) $51.75 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any required withholding under applicable Tax Law.

SECTION 2.02 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock to be issued as Stock Consideration (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued) and (ii) cash sufficient to (x) pay the Cash Consideration and (y) make payments in lieu of fractional shares pursuant to Section 2.02(f). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.”

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within four Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 and (y) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration (and cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.02(d)) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 2.01(iii) (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment with respect to the Cash Consideration or in lieu of fractional shares shall be paid to any such holder, until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, (A) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and (B) the amount of dividends or other distributions declared on the shares of Parent Common Stock with a record date after the Effective Time and a payment date prior to such surrender that is payable with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by Parent. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any stockholder of the Company to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(j) Withholding Rights. Each of Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Stock Consideration and pay the Cash Consideration, any cash in lieu of fractional shares and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.

SECTION 2.03 Dissenters’ Rights. Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights in respect of such shares (any such shares being referred to herein as “Dissenting Shares”) under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 2.01(iii) and instead shall be entitled to such rights as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to timely perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL, in which case such stockholder shall be entitled to receive the Merger Consideration (and any cash in lieu of fractional shares that the stockholder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.02(d)) in exchange for such shares of Company Common Stock, and such shares of Company Common Stock shall no longer be deemed to be Dissenting Shares) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company (i) shall give Parent prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or any withdrawals of such demands received by the Company, (ii) shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and (iii) shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the Parent SEC Documents filed and publicly available after December 31, 2011 and prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents that are set forth under the headings “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, nonspecific or predictive in nature; it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall not be deemed to qualify any other section in this Article III except to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section.

SECTION 3.01 Organization, Standing and Power. Each of Parent and each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Parent Subsidiaries that are not Significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act), where the failure to be so organized, exist or be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse

Effect. Each of Parent and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the amended and restated articles of incorporation of Parent in effect as of the date of this Agreement (the “Parent Articles”) and the by-laws of Parent in effect as of the date of this Agreement (the “Parent By-laws”) and (b) the constituent documents of Merger Sub.

SECTION 3.02 Parent Subsidiaries. (a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by a Parent Subsidiary or by Parent and a Parent Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 3.03 Capital Structure. (a) The authorized capital stock of Parent consists of 240,000,000 shares of Parent Common Stock and 150,000 shares of preferred stock, par value $100.00 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”), of which 8,000 shares have been designated as Series A Convertible Preferred Stock (the “Parent Series A Shares”). At the close of business on October 26, 2012, (i) 71,037,023 shares of Parent Common Stock were issued and outstanding, (ii) 4,000 shares of Parent Series A Shares were issued and outstanding, (iii) 413,301 shares of Parent Common Stock were held by Parent in its treasury, (iv) 6,274,689 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, of which (A) 2,145,379 shares were issuable upon exercise of outstanding Parent Stock Options, (B) 676,336 shares of Parent Common Stock were potentially issuable upon the vesting of Parent RSU Awards, and (C) 683,177 shares of Parent Common Stock were potentially issuable upon the vesting of outstanding Parent Performance Shares, and (v) 2,094,680 shares of Parent Common Stock were reserved for issuance upon conversion of the Parent Series A Shares. Except as set forth in this Section 3.03(a), at the close of business on October 26, 2012, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on October 26, 2012 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options or upon the vesting of Parent RSU Awards or Parent Performance Shares, in each case, outstanding at the close of business on October 26, 2012 and in accordance with their terms in effect at such time.

(b) Except as set forth in Section 3.03(a) or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (iii) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Except for acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of Parent in connection with (x) the payment of the exercise price of Parent Stock Options with Parent Common Stock (including but not limited to in connection with “net exercises”), (y) required tax withholding in connection with the exercise of Parent Stock Options, the vesting of Parent Performance Shares or Parent RSU Awards and the vesting or delivery of other awards pursuant to the Parent Stock Plans and (z) forfeitures of Parent Stock Options, Parent Performance Shares and Parent RSU Awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote (“Parent Voting Debt”). Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. Neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of Parent Subsidiaries.

(c) The shares of Parent Common Stock constituting the Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound.

SECTION 3.04 Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The Board of Directors of Parent (the “Parent Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its stockholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement, (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Parent, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that Parent, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole stockholder of Merger Sub, has adopted this Agreement. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger as required by the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.05 No Conflicts; Consents. (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Articles, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) subject to the filings and other matters referred to in

Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the U.S. Securities and Exchange Commission (the “SEC”), and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Stock Consideration, in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and (B) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) compliance with and filings under Council Regulation (EC) 139/2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L24/1) (the “EC Merger Regulation”), (C) compliance with any applicable requirements under the Canadian federal Competition Act, and (D) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Stock Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.06 SEC Documents; Undisclosed Liabilities. (a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since February 1, 2010 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Parent’s consolidated audited balance sheet as of January 29, 2012 (or the notes thereto) included in the Filed Parent SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since January 29, 2012 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate as of the date of such certifications. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis during the periods involved, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Since January 31, 2011, none of Parent, the Parent Board, the audit committee of the Parent Board or, to the Knowledge of Parent, Parent’s independent accountants has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

SECTION 3.07 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 3.08 Absence of Certain Changes or Events. From January 30, 2012 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From January 30, 2012 to the date of this Agreement, each of Parent and the Parent Subsidiaries has conducted its respective business in the ordinary course in all material respects, and has not taken an action that would be prohibited by Section 5.01(a) if it were taken after the date of this Agreement and prior to the Effective Time.

SECTION 3.09 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.10 Compliance with Applicable Laws. Parent and the Parent Subsidiaries are in compliance in all material respects with all applicable Laws and Parent Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity, in each case that are material to the operations of each of Parent’s business segments (as described in the Filed Parent SEC Documents). To Parent’s Knowledge, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit, in each case that are material to the operations of each of Parent’s business segments (as described in the Filed Parent SEC Documents).

SECTION 3.11 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Peter J. Solomon Company L.P., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 3.12 Financing.

(a) Assuming the accuracy of the representations set forth in Article IV and compliance by the Company with its agreements hereunder, in each case, in all material respects, as of the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay the aggregate Cash Consideration, all other cash amounts required to be paid in connection with the Merger and all fees and expenses required to be paid in connection with the Financing.

(b) Parent has delivered to the Company true, correct and complete fully-executed copies of the commitment letter, dated as of October 29, 2012, by and among Barclays Bank PLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (collectively, together with their Affiliates and their successors and permitted assignees, the “Lenders”) and Parent, including all exhibits, schedules, annexes and amendments to such letter, in effect as of the date of this Agreement, together with a redacted copy of any fee letter relating thereto (together, the “Commitment Letter”). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, each of the parties thereto (other than Parent) have severally agreed and committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter (including the making of loans to Parent and/or Merger Sub to finance the Merger and the other transactions contemplated by this Agreement). As of the date of this Agreement, the Commitment Letter is in full force and effect, has not been withdrawn, terminated, rescinded, amended, supplemented or otherwise modified in any respect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto.

(c) As of the date of this Agreement, other than the Commitment Letter, there are no other Contracts pursuant to which a third party has agreed and committed funds in connection with the Financing or relating to any terms or conditions thereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would (i) constitute a default or breach on the part of Parent, nor, to Parent’s Knowledge, any other party thereto, under any term or condition of the Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in the Commitment Letter, or (iii) to Parent’s Knowledge, otherwise result in any portion of the Financing being unavailable on or before the Closing Date. As of the date hereof, there are no conditions relating to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter. As of the date hereof, and assuming the accuracy of the representations set forth in Article IV and compliance by the Company with its agreements hereunder, in each case, in all material respects, Parent has no reason to believe any of the conditions relating to the funding of the full amount of the Financing will not be satisfied on or prior to the Closing Date. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.

SECTION 3.13 Merger Sub. Parent is the sole stockholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.14 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three years prior to the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).

SECTION 3.15 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available after December 31, 2011 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents that are set forth under the headings “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, nonspecific or predictive in nature; it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall not be deemed to qualify any other section in this Article IV except to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section.

SECTION 4.01 Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries that are not Significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act), where the failure to be so organized, exist or be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws“).

SECTION 4.02 Company Subsidiaries. (a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries, each such Company Subsidiary’s jurisdiction of incorporation and the class, number and percentage of its authorized, issued and outstanding shares of capital stock, if any, that are not owned by the Company or a Company Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 4.03 Capital Structure. (a) The authorized capital stock of the Company consists of 112,500,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on October 25, 2012, (i) 53,497,219 shares of Company Common Stock were issued and outstanding, including 439,845 outstanding shares that comprise Company Restricted Stock Awards (excluding Company Career Units and Company RSUs), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 3,563,986 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 1,565,383 shares were issuable upon exercise of outstanding Company Stock Options and (B) 688,223 shares were potentially issuable upon the vesting or settlement of outstanding Company Career Units, Company RSUs, Company Performance Shares and Company PSUs (in the case of Company Performance Shares and Company PSUs, assuming maximum performance targets are achieved). Except as set forth in this Section 4.03(a), at the close of business on October 25, 2012, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on October 25, 2012 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the vesting or settlement of Company Career Units, Company RSUs, or Company PSUs outstanding at the close of business on October 25, 2012 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Company Common Stock (including shares that comprise Company Restricted Stock Awards) are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or otherwise issued upon the vesting or settlement of Company Restricted Stock Awards, Company Performance Shares and Company PSUs pursuant to the Company Stock Plans will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with the terms of the applicable Company Stock Plans and award agreements thereunder and any policy of the Company or the Board of Directors of the Company (the “Company Board”) (including any committee thereof) relating to the grant of such awards or rights. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Company Stock Options or the vesting or settlement of Company Restricted Stock Awards, Company Performance Shares or Company PSUs, and (iii) forfeitures of Company Stock Options, Company Restricted Stock Awards, Company Performance Shares or Company PSUs, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. With respect to Company Stock Options, (1) each grant of a Company Stock Option was duly authorized on the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) for such option by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee or subcommittee thereof), and (2) the per share exercise price of each Company Stock Option was at least equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.

Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

SECTION 4.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”). The Company Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting ”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.05 No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in definitive form, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) (A) compliance with and filings under the HSR Act, (B) compliance with and filings under the EC Merger Regulation, (C) compliance with any applicable requirements under the Canadian federal Competition Act, and (D) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 SEC Documents; Undisclosed Liabilities. (a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 3, 2010 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2011 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since December 31, 2011 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate as of the date of such certifications. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis during the periods involved, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(h) Since January 2, 2011, none of the Company, the Company Board, the audit committee of the Company Board or, to the Knowledge of the Company, the Company’s independent accountants has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(i) None of the Company Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 4.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08 Absence of Certain Changes or Events. From January 1, 2012 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2012 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects, and has not taken an action that would be prohibited by subsections (iii), (v), (vi), (vii), (xii), (xiii), (xiv) and (xvi) of Section 5.01(b) if it were taken after the date of this Agreement and prior to the Effective Time.

SECTION 4.09 Taxes. (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of the Company and each Company Subsidiary has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP; (iv) the Tax Returns of the Company and the Company Subsidiaries have been examined by the IRS or the appropriate taxing authority (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all years to and including the year ending January 3, 2009; (v) neither the Company nor any Company Subsidiary has failed to withhold, collect, or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person; (vi) neither the Company nor any Company Subsidiary is subject to income Tax in a jurisdiction in which it does not file income Tax Returns, and no claim has been made in writing by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; (vii) neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise; (viii) no Company Subsidiary is subject to income tax in a country other than the country of its incorporation or legal establishment by virtue of maintaining a permanent establishment (within the meaning of any applicable income tax treaty) or other place of business in such country; and (ix) each Company Subsidiary established outside the United States that is characterized as a corporation for U.S. federal income tax purposes is a controlled foreign corporation (as defined in Section 957(a) of the Code).

(b) Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries). Neither the Company nor any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).

(c) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).

(e) Except with respect to the representations and warranties set forth in Sections 4.06(b), 4.08, 4.10, and 4.12, the representations and warranties set forth in this Section 4.09 are the Company’s sole and exclusive representations relating to Taxes.

SECTION 4.10 Benefits Matters; ERISA Compliance. (a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying all material Company Benefit Plans. The Company has delivered to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (or similar filing under applicable Law) (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or other funding mechanism relating to any material Company Benefit Plan, (v) the most recent financial statements and actuarial reports for each material Company Benefit Plan (if any), and (vi) all determination letters, opinion letters, information letters or advisory opinions in respect of each material Company Benefit Plan issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation (the “PBGC”) during this calendar year or any of the preceding three calendar years. For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including Collective Bargaining Agreements) between the Company or any Company Subsidiary and any current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary.

(b) All Company Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of or have timely applied for, as of the date of this Agreement, determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) Section 4.10(c) of the Company Disclosure Letter sets forth each Company Benefit Plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code that is maintained, contributed to, or required to have been contributed to by the Company or any Company Subsidiary (a “Company Pension Plan”). With respect to each Company Pension Plan: (i) there does not exist any material accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Company Pension Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Pension Plan (whether or not vested) (based on the actuarial assumptions used to fund such

Company Pension Plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the PBGC have been timely paid in full; (v) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of the Company Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Company Pension Plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Pension Plan. With respect to the Company Employee Retirement Plan, all action has been properly taken to cease the accrual of benefits under the plan on or after January 1, 2003.

(d) (i) No Company Pension Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(e) None of the Company and the Company Subsidiaries nor, to the Knowledge of the Company, any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any Company Subsidiary or any Person that the Company or any Company Subsidiary has an obligation to indemnify, to any material Tax imposed under Section 4975 of the Code or Section 502 of ERISA.

(f) Neither the Company nor any Company Subsidiary has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any material Company Benefit Plan.

(g) Except as required by applicable Law, there are no limitations or restrictions on the right of the Company or the Company Subsidiaries, or, on or at any time after the Effective Time, Parent or Parent Subsidiaries, including the Surviving Company, to merge, amend or terminate any such Company Benefit Plan.

(h) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(i) Each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in all material respects in accordance with its terms and is in material compliance with ERISA (if applicable), the Code and all other Laws applicable to such Company Benefit Plan, and the Company and each of the Company Subsidiaries is in material compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans. No enforcement action has been brought, or to the Knowledge of the Company has been threatened to be brought, by any Governmental Entity with respect to any Company Benefit Plan.

(j) There are no material pending or, to the Knowledge of the Company, material threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.

(k) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee, agent or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit; (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan; or (C) cause any material Company Benefit Plan to cease to be in material compliance with its terms, ERISA (if applicable), the Code and all other Laws applicable to such Company Benefit Plan.

(l) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(m) All material contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Company SEC Documents. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(n) All Company Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have, in all material respects, been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 4.11 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.12 Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws and Company Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity, in each case that are material to the operations of each of the Company’s business segments (as described in the Filed Company SEC Documents) as presently conducted. To the Knowledge of the Company, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit, in each case that are material to the operations of each of the Company’s business segments (as described in the Filed Company SEC Documents) as presently conducted.

SECTION 4.13 Environmental Matters. (a) The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, and neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law, except for such noncompliance, violation or liability as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any applicable Environmental Law applicable to the Company, the Company Subsidiaries and the Company Properties and all such Permits are valid and in good standing, in each case, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and no such material Permit will be subject to any material modification or revocation as a result of the transactions contemplated by this Agreement.

(c) There are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

(d) To the Knowledge of the Company, there have been no Releases of any Hazardous Substance at any Company Properties that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law other than such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations that would reasonably be expected to subject the Company or any of the Company Subsidiaries to an Environmental Claim, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.

(f) The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to Environmental Law, Hazardous Substances and Environmental Claims.

(g) As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Substance at any location; or (B) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii) “Environmental Laws” means all federal, state, local and foreign Laws concerning pollution or protection of the environment, including all those relating to the treatment, storage, disposal, discharge, release, threatened release, control or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

(iii) “Hazardous Substance” means any substance whether solid, liquid or gaseous in nature (A) the presence of which requires notification, investigation, or remediation under any applicable Environmental Law; (B) which is defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any applicable Environmental Law; (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Entity with jurisdiction over the substance in the relevant location; (D) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (E) which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (F) which contains or emits radioactive particles, waves or materials, including radon gas.

(iv) “Release” means any actual release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 4.14 Contracts. (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of: (i) each Contract to which the Company or any of the Company Subsidiaries is a party that contains any non-competition, non-solicitation or exclusivity provisions that restrict the Company or any Company Subsidiary with respect to any line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole; (ii) each Contract pursuant to which any material amount of Indebtedness (other than any Indebtedness described in clause (vii) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (iii) each partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries (other than equity interests held by the Company through investment funds, pursuant to investments made in the ordinary course of business); (iv) each material Contract between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive, officer or director of either the Company or any of the Company Subsidiaries or any person that has served as such an executive, officer or director within the last five years or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the shares of Company Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents; (v) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than any such Contract entered into in the ordinary course of business; (vi) each material hedge, collar, option, forward purchasing, swap, derivative, or similar Contract; (vii) each Contract containing any “standstill” provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary; (viii) each Contract with a Top Customer or a Top Supplier; and (ix) each Contract to which the Company or any Company Subsidiary is a party that could reasonably be expected to involve payments during calendar year 2012 or any subsequent twelve month period of at least $500,000, and which is not terminable by either party on less than 30 days written notice without penalty, except for any such Contract which is entered into in the ordinary course of business; provided that the following Contracts shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 4.14(b) (it being understood that such Contracts may be required to be made available to Parent pursuant to other Sections of this Agreement), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any trademark, license or similar Contract (including amendments thereto and extensions thereof) between any of Parent or its Subsidiaries, on the one hand, and any of the Company or its

Subsidiaries, on the other hand, (2) any Company Benefit Plan, (3) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries, (4) any Sales-Related Contract (any such Contract in clauses (1) through (4), an “Excluded Contract”), and (5) any license concerning Intellectual Property. Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, other than any Excluded Contract or any license concerning Intellectual Property, is referred to herein as a “Material Contract.”

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice.

(d) Except for any Filed Company Contracts, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries are parties to or bound by any loan agreement, credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital or financing method leases or other similar agreement that prevents or restricts the Company or any Company Subsidiary from (i) paying dividends or distributions to the Person or Persons who owns such entity, (ii) incurring or guaranteeing Indebtedness, or (iii) creating Liens that secure Indebtedness.

SECTION 4.15 Properties. (a) The Company and each Company Subsidiary has good and valid title to, or good and valid leasehold interests in, (i) the properties and assets set forth on Section 4.15(a) of the Company Disclosure Letter and (ii) all of their other respective material properties and assets (collectively, the “Company Properties”, which, in each case, shall exclude, for the avoidance of doubt, any intangible properties) except, with respect to clause (i), as would not detract in any material respect from the value, or interfere in any material respect with the current use, operation or occupancy, of such properties or assets by the Company and the Company Subsidiaries and, with respect to clause (ii), in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of the Company and the Company Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Company Properties are free and clear of all Liens, except for Permitted Liens. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b) The Company and each of the Company Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“Company Leases”), and all Company Leases are valid and in full force and effect, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.16 Intellectual Property. (a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all (i) subsisting registrations and applications for registration of Intellectual Property Rights owned by the Company, Company Subsidiaries and the Calvin Klein Trust (“Registered Intellectual Property Rights”); (ii) to the Company’s Knowledge, unregistered and/or common law trademarks, service marks and copyrights that are (A) owned by the Company, Company Subsidiaries, and the Calvin Klein Trust, (B) materially different from, or material variations of, the registrations and applications disclosed pursuant to Section 4.16(a)(i), and (C) material to the businesses of the Company and the Company Subsidiaries as presently conducted under each of the Calvin Klein, Speedo, Chaps, Olga, and Warner’s trademarks (the businesses conducted under each such trademark, taken as a whole, are each a “Principal Business”); (iii) pending suits, actions or other inter parties proceedings (including those in Patent and Trademark Offices and courts) directly related to any material Intellectual Property Rights owned by the Company, Company Subsidiaries, and the Calvin Klein Trust; and (iv) material suits, actions or other proceedings instituted within the six years prior to the date of this Agreement or threatened in writing within the four years prior to the date of this Agreement (e.g., via cease and desist letters) against the Company, a Company Subsidiary, or the Calvin Klein Trust directly relating to any material Intellectual Property Rights.

(b) The Calvin Klein Trust, the Company or a Company Subsidiary owns of record, beneficially owns and/or is licensed or otherwise has the right to use all Intellectual Property Rights necessary to conduct, or material to, any of the Principal Businesses; provided, however, that the foregoing representation and warranty shall not apply to infringement, misappropriation, or unauthorized use of third-party Intellectual Property Rights. The Calvin Klein Trust is the sole and exclusive title owner of the Calvin Klein Marks included in the Registered Intellectual Property Rights, and the Company or a Company Subsidiary, as disclosed in Section 4.16(a) of the Company Disclosure Letter, is the owner of all other Registered Intellectual Property Rights, in each case free and clear of all Liens other than Sales-Related Contracts, immaterial license agreements and as disclosed on Section 4.16(b) of the Company Disclosure Letter, and the Company, Company Subsidiaries, and the Calvin Klein Trust have not granted any material licenses (including rights to use and other than Sales-Related Contracts) with respect to the Registered Intellectual Property Rights. All material applications and registrations in the Registered Intellectual Property Rights used by the Company and the Company Subsidiaries, to the Company’s Knowledge, are valid and in full force and effect, and have not been assigned to a third party. All material applications and registrations for Intellectual Property Rights licensed by the Company or a Company Subsidiary from (i) PRL USA, Inc. (as successor to Polo Ralph Lauren, L.P. and Polo Ralph Lauren Enterprises, L.P.) and (ii) Speedo International Limited or Speedo International B.V., are, to the Knowledge of the

Company, valid and, with respect to applications, in force and effect, or, with respect to registrations, in full force and effect, in each case in jurisdictions material to the applicable Principal Business. There is no Intellectual Property Right necessary to conduct, or material to, any of the Principal Businesses(whether used by the Company, any Company Subsidiary or any Person authorized by any of the foregoing), that is not owned of record, or beneficially owned, by the Calvin Klein Trust, the Company or a Company Subsidiary or that the Company or a Company Subsidiary is not properly authorized or otherwise does not have the right to use.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or make unauthorized use of, in any material respect, any Intellectual Property Rights of third parties, and there is no material suit, action or other proceeding pending or threatened in writing that alleges that the use of Intellectual Property Rights by the Company and the Company Subsidiaries infringes, misappropriates or constitutes the unauthorized use of any Intellectual Property Rights of third parties.

(d) To the Knowledge of the Company, the Intellectual Property Rights set forth in Section 4.16(a) of the Company Disclosure Letter are not being infringed in any material respect by any Person, and there are no material suits, actions or other proceedings pending, for which notice has been provided to the Company, any Company Subsidiary or the Calvin Klein Trust, or threatened in writing, challenging the Company’s, any Company Subsidiary’s or the Calvin Klein Trust’s ownership of or right to use, or the validity or enforceability or patentability of, any material Intellectual Property Rights.

(e) Section 4.16(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of: (i) each Contract that purports to materially restrict the ability of the Company, any of the Company Subsidiaries or the Calvin Klein Trust to use or register any of the material Intellectual Property Rights owned by the Company, any Company Subsidiary or the Calvin Klein Trust, except for any Sales-Related Contracts; and (ii) all material license agreements pursuant to which (A) the Company, any Company Subsidiary or the Calvin Klein Trust grants any Person the right to use any Intellectual Property Rights owned by either the Company, any Company Subsidiary or the Calvin Klein Trust, except for any Sales-Related Contracts; or (B) any Person grants either the Company, any Company Subsidiary or the Calvin Klein Trust the right to use any Intellectual Property Rights (other than licenses for commercially available software or hardware that are not material to any of the Principal Businesses or the operations thereof) (each Contract described in clauses (i) and (ii), in each case, is referred to herein as a “Material Intellectual Property Contract”); provided that the Excluded Contracts shall not be required to be listed on Section 4.16(e) of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to this Section 4.16(e) (it being understood that such Contracts may be required to be made available to Parent pursuant to other Sections of this Agreement), and shall not be deemed a “Material Intellectual Property Contract” for any purposes hereunder. None of the Company, any Company

Subsidiary or the Calvin Klein Trust is in breach of or default in any material respect, or is alleged in writing, to be in breach of or default, in any material respect, under any Material Intellectual Property Contract, nor has an event or condition occurred (or been alleged by any other party in writing to have occurred) that would constitute a material breach or event of default on the part of the Company, any Company Subsidiary or the Calvin Klein Trust, or would provide a basis for a valid claim, acceleration, additional fees or termination by any other party under any Material Intellectual Property Contract, in each case that would be material to a Principal Business, except with respect to any Material Intellectual Property Contract which expires by its terms. To the Knowledge of the Company, no other party is in breach or default, in any material respect, under any Material Intellectual Property Contract, nor, to the Knowledge of the Company, has any event or condition occurred (or been alleged by any other party in writing to have occurred) that would constitute a material breach or event of default on the part of such other party under any Material Intellectual Property Contract, except with respect to any Material Intellectual Property Contract which expires by its terms. No waiver or deferral of enforcement of any material rights or benefits of the Company or any Company Subsidiary has been provided in writing by the Company or a Company Subsidiary under any Material Intellectual Property Contract since January 1, 2012. The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of any of the Company’s, any Company Subsidiary’s or the Calvin Klein Trust’s rights in the Intellectual Property Rights of the Company.

(f) The Company and the Company Subsidiaries take commercially reasonable measures to protect and preserve the confidentiality of all trade secrets and other material confidential information that are owned by the Company or any Company Subsidiaries. The Company and each Company Subsidiary has a policy to secure valid written assignments or other written confirmations from all consultants, contractors and employees who contribute or have contributed to the creation or development of any material Intellectual Property Right owned or purported to be owned by the Company or any Company Subsidiary of all the rights to such contributions that the Company or any Company Subsidiary does not already own by operation of Law.

SECTION 4.17 Agreements with Regulatory Agencies. Neither the Company nor any of the Company Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Governmental Entity (other than a taxing authority, which is covered by Section 4.09), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing since January 31, 2010, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

SECTION 4.18 Labor Matters.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a list of all collective bargaining agreements, labor union contracts, trade union agreements and foreign works council contracts to which the Company or any of the Company Subsidiaries is a party or is bound or that is applicable to the business of the Company and the Company Subsidiaries (“Collective Bargaining Agreement”). To the Knowledge of the Company, as of the date of this Agreement, no labor organization or group of employees of the Company or any Company

Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement, require advance notification with respect to the Merger or any of the other transactions contemplated by this Agreement, or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

SECTION 4.19 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.20 Opinion of Financial Advisor. The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing (with a copy provided to Parent promptly upon receipt by the Company), to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

SECTION 4.21 Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies which, in all material respects, are against risks of a character and in such amounts as customary for companies of a similar size operating in the same or similar industry. Each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no material claim by the Company or any of the Company Subsidiaries pending under any such policies that has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice.

SECTION 4.22 Foreign Corrupt Practices Act. Since January 1, 2008, (a) the Company and its Affiliates, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)), the UK Bribery Act of 2010, and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (b) except as is not material to the operations of each of the Company’s business segments (as described in the Filed Company SEC Documents) as presently conducted, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any of the Company’s Affiliates, directors, officers, employees, agents or other representatives acting on the Company’s behalf have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

SECTION 4.23 Top Customers and Suppliers. Section 4.23 of the Company Disclosure Letter lists (a) the ten largest suppliers (not including any licensor of Intellectual Property Rights) of the Company and the Company Subsidiaries (with respect to consolidated net purchases) (each, a “Top Supplier”) and (b) the ten largest customers (not including any licensee of Intellectual Property Rights) of the Company and the Company Subsidiaries (with respect to consolidated net sales) (each, a “Top Customer”), each for the 12-month period ended September 30, 2012. Except as set forth on Section 4.23 of the Company Disclosure Letter, to the Knowledge of the Company, the Company has not received written notice of any termination, cancellation or material reduction by any Top Supplier or Top Customer of its business relationship with the Company and, to the Knowledge of the Company, no such termination, cancellation or material reduction has been threatened by any such Top Supplier or Top Customer.

SECTION 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01 Conduct of Business. (a) Conduct of Business by Parent. Except for matters expressly set forth in the Parent Disclosure Letter or otherwise expressly permitted by this Agreement or required by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock and (y) dividends and distributions by a direct or indirect Parent Subsidiary; (B) in the case of Parent, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii); or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any securities of Parent convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, unless, in each case, Parent shall also equitably adjust the Stock Consideration to provide the Company’s stockholders with the same economic effect as though the Stock Consideration had been issued to the Company’s stockholders on the date immediately preceding such action; provided, that Parent shall be permitted to make acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of Parent in connection with (1) payments of the exercise price of Parent Stock Options with Parent Common Stock (including in connection with “net exercises”); (2) required tax withholdings in connection with the exercise of Parent Stock Options, the vesting of Parent Performance Shares and the vesting or delivery of other awards pursuant to the Parent Stock Plans; (3) forfeitures of Parent Stock Options, Parent Performance Shares and other awards pursuant to the Parent Stock Plans; and (4) open market purchases of Parent Common Stock;

(ii)(A) amend the Parent Articles or the Parent By-laws or (B) amend in any material respect the charter or organizational documents of any Parent Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), (i) as may be required by Law or the rules and regulations of the SEC or the NYSE or (ii) as would not reasonably be expected to affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(iii) except as expressly permitted or required by this Agreement, take any actions or omit to take any actions that would or would be reasonably likely to (A) result in any of the conditions set forth in Article VII not being satisfied; (B) result in new or additional required approvals from any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement that would materially delay the consummation of the Merger; or (C) materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement; or

(iv) authorize any of the foregoing actions or commit, resolve or agree to take any of the foregoing actions.

(b) Conduct of Business by the Company. Except for matters expressly set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or required by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) , from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, except for matters expressly set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or required by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii); or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (1) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”); (2) required tax withholding in connection with the exercise of Company Stock Options, the vesting of Company Restricted Stock and the vesting or delivery of Company RSU Awards, and other awards pursuant to the Company Stock Plans; and (3) forfeitures of Company Stock Options and Company Restricted Stock, pursuant to their terms as in effect on the date of this Agreement;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Company Common Stock upon the exercise of Company Stock Options and the vesting or delivery of Company Restricted Stock, or Company RSUs, or other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time); (B) any other equity interests or voting securities of the Company or any Company Subsidiary; (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary; or (F) any Company Voting Debt;

(iii)(A) amend the Company Charter or the Company By-laws; or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv)(A) grant to any current or former employee or director of the Company or any Company Subsidiary any increase in compensation, bonus or fringe or other benefits, except (1) to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement and in the ordinary course of business consistent with past practice, (2) in the ordinary course of business consistent with past practice in connection with promotions permitted under clause (D) below, or (3) for the payment of bonuses for calendar year 2012 in the ordinary course of business consistent with past practice with respect to bonus awards made under the Warnaco Group, Inc. Incentive Compensation Plan (the “WICP”) or the Company’s Annual Incentive Plan the (“AIP”), each as in effect on the date hereof (collectively, the “Existing Bonus Programs”); (B) establish performance targets and/or make bonus awards in respect of any performance period commencing on or following January 1, 2013; (C) grant any supplemental award pursuant to an Executive Employment Agreement other than in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, with respect to the timing of the grant); (D) promote any employee, fill open employee positions or modify employee job descriptions except in the ordinary course of business consistent with past practice as to persons who, after such promotion, filling or modification, are in a position junior to Vice President; (E) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement; (F) enter into or adopt any material Company Benefit Plan or amend in any material respect any material Company Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice that do not increase the cost of maintaining or providing benefits under such Company Benefit Plan or in order to comply with applicable Law (including Section 409A of the Code); or (G) except as permitted by clause (D) above, hire or terminate the employment of any Person who has (in the case of a Person to be terminated) or would have (in the case of a Person to be hired) an annual base salary of $150,000 or more; provided that the Company or any of its Subsidiaries may terminate an employee for cause (as such term is used by the Company in the ordinary course of business consistent with past practice);

(v) make or adopt any change in its accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets, except (A) acquisitions in the ordinary course of business consistent with past practice (which shall include purchases of, or joint ventures with, distributors or franchise partners); provided that, in no event shall the consideration paid or transferred by the Company or any Company Subsidiary exceed $10,000,000 in the aggregate (not including any amount spent in connection with acquisitions otherwise permitted by clauses (B)-(D) of this clause (vi)), (B) acquisitions of raw materials used in the production of inventory in the ordinary course of business consistent with past practice, (C) acquisitions as set forth in Section 5.01(b) of the Company Disclosure Letter that are required by the terms of Contracts in existence on the date of this Agreement (which terms are in effect as of the date of this Agreement), or (D) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(vii) except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets or any interests therein other than (A) in the ordinary course of business consistent with past practice; provided that, in no event shall the consideration paid or transferred by the Company or any Company Subsidiary exceed $5,000,000 in the aggregate (not including any consideration transferred pursuant to transactions otherwise permitted by clauses (B)-(D) of this clause (vii)), (B) transactions with respect to inventory in the ordinary course of business consistent with past practice, (C) such transactions that are required by the terms of Contracts in existence on the date of this Agreement (which terms are in effect as of the date of this Agreement), or (D) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(viii) incur any additional Indebtedness, except for (A) the incurrence of additional Indebtedness incurred in the ordinary course of business consistent with past practice in respect of borrowings under, or issuances of letters of credit pursuant to, unfunded revolving credit facilities of the Company or any Company Subsidiary in existence as of the date hereof, not to exceed $65,000,000 in the aggregate at any one time outstanding, (B) Indebtedness in replacement of existing Indebtedness, provided that (1) the execution, delivery, and performance of this Agreement and the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness; and (2) such replacement Indebtedness shall otherwise be on substantially similar terms or terms that are more favorable to the Company, shall contain covenants that are no more restrictive to the Company, and shall be for the same or lesser principal amount, as the Indebtedness being replaced, (C) Indebtedness incurred by the Company or any Company Subsidiary pursuant to clause (vii) of the definition of Indebtedness, or (D) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(ix) make, or agree or commit to make, any capital expenditure except (A) in accordance with the capital forecast set forth in Section 5.01(b)(ix) of the Company Disclosure Letter or (B) for capital expenditures not in excess of $1,000,000 in the aggregate;

(x) enter into or amend any material Contract to the extent consummation of the Merger or compliance by the Company or any Company Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xi) enter into any Collective Bargaining Agreement or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries;

(xii) assign, transfer, lease, cancel, fail to renew or fail to extend any material Company Permit;

(xiii) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that (A) involve the payment of monetary damages in an amount not in excess of $50,000 individually by the Company or any Company Subsidiary and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole, or (B) involve the payment of monetary damages in an amount not in excess of $1,000,000 in the aggregate (not including in such aggregate, any settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration pursuant to clause (A)) by the Company or any Company Subsidiary and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as a whole;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to Intellectual Property Rights owned by any third party, in each case, other than in the ordinary course of business consistent with past practice;

(xv) except for amendments, terminations or non-renewals in the ordinary course of business consistent with past practice, amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any Material Contract or enter into a Contract that would be a Material Contract if entered into prior to the date hereof;

(xvi) make, change or revoke any material election with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xvii) enter into any new line of business outside of its existing business;

(xviii) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement that would materially delay the consummation of the Merger or (iii)

materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms of this Agreement; or

(xix) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(c) No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02 No Solicitation by the Company; Company Board Recommendation. (a) The Company agrees that neither it nor any of the Company Subsidiaries shall, and that it shall direct its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit or initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any Alternative Proposal, (ii) participate in any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.02) regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal, (iii) approve, agree to, accept, endorse or recommend any Alternative Proposal, (iv) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.02(b)). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of the Company or any Company Subsidiary shall constitute a breach of this Section 5.02(a) by the Company.

(b) Notwithstanding anything to the contrary in Section 5.02(a), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives an unsolicited, written Alternative Proposal by any Person or “Group” at any time prior to the Company Stockholders Meeting that did not result from or arise in connection with a breach of Section 5.02(a), the Company and its Representatives may, prior to (but not after) obtaining the Company Stockholder Approval, take the actions set forth in subsections (A) and (B) of this Section 5.02(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (A) obtain from such Person or “Group” an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or “Group” as the terms of the Confidentiality Agreement are with respect to Parent and, following the entry into such confidentiality agreement, furnish information to such Person or “Group”, and (B) enter into discussions and negotiations with, such Person or “Group” with respect to such Alternative Proposal.

(c) Promptly (but in no event more than 24 hours) following receipt of any Alternative Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Alternative Proposal, the Company shall advise Parent in writing of the receipt of such Alternative Proposal, request or inquiry, and the terms and conditions of such Alternative Proposal, request or inquiry (including, in each case, the identity of the Person or “Group” making any such Alternative Proposal, request or inquiry), and the Company shall as promptly as practicable provide to Parent (i) a copy of such Alternative Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Alternative Proposal, request or inquiry, if oral. The Company agrees that it shall provide to Parent (on a substantially simultaneous basis) any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to Section 5.02(b)) to any other Person or “Group” in connection with any written Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall provide Parent as promptly as practicable with notice setting forth all such information as is reasonably necessary to keep Parent informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Alternative Proposal, request or inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Stockholders Meeting, upon the occurrence of an Intervening Event or in the event that the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.02(d)), the Company Board may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being an “Adverse Recommendation Change”) (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) and, if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.02(d)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i) the Company has complied in all material respects with this Section 5.02;

(ii) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal, or, in cases involving an Intervening Event, of the circumstances giving rise to the Adverse Recommendation Change;

(iii) during the Notice Period, the Company has and has caused its financial advisors and outside legal counsel to negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal, or in cases involving an Intervening Event, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iv) the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases involving an Intervening Event, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.02(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the four Business Day period above shall be deemed to be references to a two Business Day period.

(e) The Company and its Subsidiaries shall, and the Company shall direct its and their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Parent) that has, within the one year period prior to the date of this Agreement, made or indicated an intention to make, or engaged in diligence or substantive discussions with respect to, an Alternative Proposal and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.02(d). For the avoidance of doubt, a factually accurate public statement that describes the

Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto (without including such reaffirmation) shall not be deemed an Adverse Recommendation Change.

(g) If (i) any public announcement regarding an Alternative Proposal is made by the Company, any of the Company Subsidiaries or any of the Company’s Representatives or by the Person making such Alternative Proposal, (ii) within five Business Days following such public announcement, Parent delivers to the Company in writing a request that the Company Board expressly publicly reaffirm the Company Recommendation, and (iii) the Company Board does not expressly publicly reaffirm the Company Recommendation during the period of five Business Days following the delivery to the Company of such request, then the Company shall be deemed to have made an Adverse Recommendation Change at 11:59 p.m., New York City time, on the last day of such period of five Business Days.

(h) For purposes of this Agreement:

(i) “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company; (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (v) any combination of the foregoing (in each case, other than the Merger).

(ii) “Intervening Event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Company Board as of the date of this Agreement, which event, development, occurrence, state of facts or change (including any change in probability or magnitude of consequences) becomes known to the Company Board prior to the Company Stockholders Meeting; provided, that (A) in no event shall any action taken by either party hereto to the extent required by the affirmative covenants set forth in Section 6.03(c), and the consequences of any such action, constitute an Intervening Event; (B) in no event shall any decline in the market price or trading volume of the securities of Parent constitute an Intervening Event

(provided that the underlying causes of any such decline may be considered in determining whether an Intervening Event has occurred); and (C) in no event shall the receipt, existence of or terms of an Alternative Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

(iii) “Superior Proposal” means any bona fide written proposal or offer made by a third party or Group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or Group would acquire, directly or indirectly, more than 50% of the Company Common Stock or assets of the Company and the Company Subsidiaries, taken as a whole; (i) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement); and (ii) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01 Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement, and the Form S-4 and Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Stock Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws, and the rules and regulations thereunder in connection with the Merger and the issuance of the Stock Consideration.

(b) If prior to the Effective Time any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Company Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) subject to Section 5.02(d), solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.02(d). Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company may (and shall, at the request of Parent) make one or more successive postponements or adjournments of the Company Stockholders Meeting; provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than 20 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that (x) if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.02(d)(ii) occurs less than ten Business Days prior to the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than ten Business Days after the later of such event; and (y) the Company shall not submit to the vote of its stockholders any Alternative Proposal.

SECTION 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel (including in order to allow Parent to evaluate such personnel) and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), or (iii) violate any Law (provided that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Law). If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of September 11, 2012, between Parent and the Company (the “Confidentiality Agreement“). Subject to the limitations and restrictions set forth in, and without expanding the obligations of the Parties under, this Section 6.02, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Subsidiaries to facilitate the planning of the integration of the parties and their respective businesses after the Closing Date.

SECTION 6.03 Efforts to Consummate. (a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days of the date of this Agreement, (B) make all other required filings pursuant to other Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable and (C) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as possible.

(b) Each of Parent and the Company shall, in connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Laws (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and its Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), Parent and the Company shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, and (y) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that any action contemplated by clauses (x) and (y) is conditioned upon the consummation of the transactions contemplated by this Agreement and that nothing contained in this Agreement shall require Parent to take any actions specified in this Section 6.03(c) that would reasonably be expected in the aggregate to have a Material Adverse Effect on Parent, its Subsidiaries, the Company and the Company Subsidiaries, taken as a whole.

(d) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied, (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

(e) Notwithstanding anything else contained in this Agreement, during the term of this Agreement neither the Company nor any of its Affiliates or any of their respective Representatives shall cooperate with any other Person in seeking regulatory clearance of any Alternative Proposal.

SECTION 6.04 Company Equity and Equity-Based Awards.

(a) Company Stock Options. Effective as of the Effective Time, each then outstanding Company Stock Option, whether vested or unvested, shall, at the Effective Time, be assumed by Parent and converted into an option to acquire, on the same terms and conditions (including vesting schedules and post-employment exercise periods) as were applicable to such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock equal to the product of (1) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (2) the Stock Award Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price equal to the quotient of (x) the per share exercise price of such Company Stock Option immediately prior to the Effective Time, divided by (y) the Stock Award Exchange Ratio, rounded up to the nearest whole cent (such options, collectively, the “Assumed Parent Stock Options”).

(b) Company Restricted Stock Awards. As of the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time, shall, at the Effective Time, be assumed by Parent and converted into an award of or relating to shares of Parent Common Stock that is otherwise subject to the same terms and conditions (including vesting schedules) as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time (collectively, the “Assumed Parent Restricted Stock Awards”). The number of shares of Parent Common Stock in respect of each such Assumed Parent Restricted Stock Award shall be equal to (1) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (2) the Stock Award Exchange Ratio, rounded to the nearest whole share.

(c) Company Performance Shares and Company PSUs. As of the Effective Time, (1) each Company Performance Share and Company PSU granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time and with respect to which the applicable performance period had not been completed as of the Effective Time shall thereupon become fully vested at the target level and the holder of each such Company Performance Share or Company PSU shall be entitled to receive, promptly following the Effective Time, the Merger Consideration in respect of the target number of shares of Company Common Stock subject thereto, less applicable tax withholding, and (2) if any award of Company Performance Shares or Company PSUs with respect to which the applicable period had been completed as of the Effective Time remains outstanding immediately prior to the Effective Time, the holder of each such Company Performance Share or Company PSU shall be entitled to receive the Merger Consideration in respect of the number of shares of Company Common Stock determined to be earned for such performance period in respect of such award (as set forth in Section 5.01(b)(iv) of the Company Disclosure Letter), less applicable tax withholding.

(d) Company Actions. At the Effective Time, all Company Stock Plans will be terminated in accordance with their respective terms and no further equity awards or other rights with respect to shares of Company Common Stock will be granted thereunder. Prior to the Effective Time, the Company will adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 6.04.

(e) Registration Statement. Promptly following the Effective Time, Parent shall prepare and file with the SEC an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to Assumed Parent Stock Options and Assumed Parent Restricted Stock Awards (unless such shares of Parent Common Stock are otherwise covered by such an outstanding registration statement), and Parent shall exercise reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Assumed Parent Stock Options and Assumed Parent Restricted Stock Awards remain outstanding.

SECTION 6.05 Indemnification, Exculpation and Insurance. (a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties“), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within ten Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Company’s certificate of incorporation or by-laws, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

(c) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option (following reasonable consultation with Parent), purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. In the event the Company purchases such tail coverage, the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.05(c). The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.05.

SECTION 6.06 Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, the Company shall cooperate, shall cause the Company Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its directors, officers and other Representatives to cooperate in the defense against such litigation.

SECTION 6.07 Section 16 Matters. Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.08 Financing.

(a) Each of Parent and Merger Sub will use reasonable best efforts to obtain the Financing (or in the event any portion or all of the Financing becomes unavailable, alternative debt financing (in an amount sufficient, together with the remaining Financing, if any, and any other sources available to Parent and Merger Sub, to fund the payment of the Cash Consideration) from the same or other sources (such portion from sources other than any source providing the Financing contemplated by the Commitment Letter as of the date hereof, the “Alternate Financing”)) required to consummate the transactions contemplated by this agreement and to pay the related fees and expenses on the Closing Date. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing. Parent shall give the Company prompt notice upon becoming aware of, or receiving notice or other communication with respect to, any material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any material breach of or default under, the Commitment Letter by a party thereto or any termination, withdrawal or rescission of the Commitment Letter. Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub expressly acknowledges and agrees that neither the availability nor terms of the Financing or any Alternate Financing are conditions to the obligations of Parent and Merger Sub to consummate the Merger, and each of Parent and Merger Sub reaffirms its obligation to consummate the Merger and the other transactions contemplated by this Agreement subject only to the express conditions set forth in Article VII, irrespective and independent of the availability or terms of the Financing or any Alternate Financing, Parent’s or Merger Sub’s use of efforts in accordance with this Section 6.08, or otherwise.

(b) Prior to the Closing, the Company shall provide, shall cause the Company Subsidiaries and its and their respective officers and employees to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, on a timely basis, all cooperation that is reasonably requested by Parent and customary in connection with the arrangement of the Financing, including using its reasonable best efforts to (i) facilitate the execution and delivery of definitive financing, pledge, security and guarantee documents (which documents shall only be required to become effective as of the Closing Date) and the provision of guarantees and security and the performance of the other obligations thereunder; (ii) promptly provide financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested in writing by Parent (x) in order to consummate the Financing or (y) as necessary to satisfy the conditions set forth in the Commitment Letter, including (A)(1) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the two fiscal years of the Company ended at least 90 days prior to the Closing Date and income statements and statements of stockholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and an unqualified audit report relating thereto, (2) unaudited consolidated financial statements of the Company consisting of balance sheets and income statements and statements of cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, or, in the case of the statement of cash flows, for the period from the beginning of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date (all of which shall have been reviewed by the independent accountants for the Company (as applicable) as provided in the Statement on Auditing Standards No. 100), in each case other than with respect to any quarter-end that is also a fiscal year-end, and (3) all financial information about the Company requested in writing required in order to prepare (I) a pro forma consolidated statement of income of Parent and its Subsidiaries for the most recently completed fiscal year ended at least 90 days before the Closing Date, (II) (X) a pro forma consolidated balance sheet of Parent and its Subsidiaries as of the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date and (Y) a pro forma consolidated statement of income of Parent and its Subsidiaries for the period from the beginning of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date, together with, in the case of this clause (Y), a corresponding statement for the corresponding period of the prior year and (III) a pro forma consolidated income statement for the twelve-month period ended on the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, in each case prepared after giving effect to the transactions described herein as if they had occurred as of such date (in the case of each such balance sheet) or at the beginning of such period (in the case of each such statement of income) and, in each case contemplated by clauses (1) and (2), meeting the requirements of Regulation S-X (subject to exceptions customary for a Rule 144A offering) and (B) to the extent not already provided under clause (A), all financial statements and other financial data relating to the Company and the Company Subsidiaries requested in writing to be included in a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” for offerings of debt securities similar to the Notes (as defined in the Commitment Letter) by issuers similar to Parent which contains all financial statements and other financial data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100 (subject to exceptions customary for a Rule 144A offering)) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, as if the Notes were registered, unless otherwise agreed, but subject to exceptions customary for a Rule 144A offering), and all other data requested in writing (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes (subject to exceptions customary for a Rule 144A offering), and that would be necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants of Parent and the Company in connection with the offering of the Notes (and the Company shall arrange the delivery of such comfort with respect to such information) (all such information specified in clause (A) or clause (B), the “Required Information”; (iii) provide customary certificates and other documents and instruments relating to the Financing; (iv) obtain customary authorization letters, comfort letters, and accountants’ consent letters, as may be requested by Parent in writing; (v) cooperate with Parent to obtain surveys and title insurance as may be requested by Parent in writing; (vi) cause its senior officers to be available, upon reasonable advance notice and at times and locations reasonably acceptable to the Company, to participate in a reasonable number of informational meetings, sessions and presentations with rating agencies and road show meetings in connection with the Financing; (vii) cooperate with Parent and Parent’s efforts to obtain customary corporate and facilities rating; (viii) provide customary authorization letters to the Lenders and agents in respect of the Financing authorizing the distribution of information to prospective lenders and containing a representation to such financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or its or their securities; and (ix) assist Parent and its financing sources in the preparation of all offering documents, an offering memorandum and other marketing and rating agency materials for the Financing. The Company and its counsel shall be given reasonable opportunity to review and comment upon any offering memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Financing. Notwithstanding anything in this Agreement to the contrary, none of the Company or any of the Company Subsidiaries shall be required to (A) pay any commitment or other similar fee or incur any other liability or obligation of any kind, including under any guarantee or pledge or any other document relating to the Financing, in connection with the Financing prior to the Closing Date, (B) enter into any binding agreement or commitment, or adopt any resolution or otherwise take any corporate or similar action, in connection with the Financing (or any Alternate Financing) that is not conditioned on the occurrence of the Closing Date, or (C) take any action that would reasonably be expected to (1) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (2) cause any representation, warranty or covenant in this Agreement to be breached or any condition set forth in Article VII to fail to be satisfied except where Parent expressly waives such breach or non-compliance, (3) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (4) result in the disclosure of the Company’s financial position or results of operations prior to the date such information has been released by the Company to the public or (5) require the Company or its Subsidiaries to provide any access, documents or information that would not be required pursuant to Section 6.02. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the

Company Subsidiaries contemplated by this Section 6.08 and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective directors and other Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information used in connection therewith (except with respect to fraud or any intentional misrepresentation with respect to any information provided by the Company or any of the Company Subsidiaries), and any action taken by any of them at the request of Parent or Merger Sub pursuant to this Section 6.08(b).

(c) For purposes of this Section 6.08, the term “Financing” shall also be deemed to include any alternative arrangement arranged by Parent in lieu of the financing contemplated by the “Commitment Letter”.

(d) All non-public or otherwise confidential information regarding either party obtained by the other party pursuant to this Section 6.08 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

(e) With respect to any outstanding Indebtedness of the Company or any of the Company Subsidiaries identified by Parent in writing at least 15 Business Days prior to the Closing Date to be repaid in connection with the consummation of the Merger, (i) the Company shall, or shall have caused the Company Subsidiaries to, use reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of commitments in respect of such Indebtedness, repayment in full of all obligations in respect of such Indebtedness and release of any Liens and guarantees in connection therewith on the Closing Date and (ii) no later than one (1) Business Day prior to the Closing Date, the Company shall, or shall have caused the Company Subsidiaries to, use reasonable best efforts to furnish to Parent customary payoff letters with respect to such Indebtedness (each, a “Payoff Letter”) in substantially final form and in form and substance reasonably satisfactory to Parent from all financial institutions and other Persons to which such Indebtedness is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the assets of the Company or any Company Subsidiary or otherwise on the Business shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such Indebtedness, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar Indebtedness.

SECTION 6.09 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.09 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

SECTION 6.10 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.11 Employee Matters.

(a) From the Effective Time through the last day of Parent’s 2013 fiscal year, each employee of the Company or a Company Subsidiary who remains in the employment of Parent or a Parent Subsidiary following the Effective Time (a “Continuing Employee”) shall receive a base salary no lower than the base salary provided to such Continuing Employee immediately prior to the Effective Time. For Parent’s 2013 fiscal year, each Continuing Employee shall (i) have a target annual bonus opportunity from Parent no less than his or her target annual bonus opportunity for calendar year 2012 (and any such Parent bonus shall be pro-rated to reflect that the Effective Time occurs after the start of Parent’s 2013 fiscal year, if applicable), and (ii) receive an annual equity grant that is substantially comparable in amount and terms to the equity grant provided to similarly situated employees of Parent for such year; provided that if Parent grants annual equity awards to Continuing Employees in respect of Parent’s 2013 fiscal year after the time that it grants such awards in respect of such fiscal year to similarly situated Parent employees, the applicable vesting periods and vesting dates for such awards granted to Continuing Employees shall coincide with the vesting periods and dates of comparable equity awards granted to similarly situated Parent employees. From the Effective Time through December 31, 2013 (the “Continuation Period”), each Continuing Employee shall be entitled to continue to participate on the same basis in the Surviving Company’s health, welfare and retirement benefit plans as the Continuing Employee participated immediately prior to the Effective Time in the Company’s health, welfare and retirement benefit plans, and during the Continuation Period Parent shall not amend or terminate or cause the Surviving Company to amend or terminate any such health, welfare or retirement benefit plan other than as required by Law or in a manner which would not have an adverse impact on the benefits provided under any such plan.

(b) With respect to any Parent Benefit Plan in which Continuing Employees and their eligible dependents will be eligible to participate at any time after the Effective Time, for purposes of determining eligibility to participate, level of benefits and vesting (other than benefit accruals and early retirement subsidies under any defined benefit pension plan), service recognized by the Company and any Company Subsidiary immediately prior to the Effective Time shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that, notwithstanding the foregoing, the date of initial participation of each Continuing Employee in any Parent Benefit Plan shall be no earlier than (but may be after) the Effective Time; provided, further, that such service need not be recognized (i) under any retiree medical plan or program of Parent or (ii) to the extent that (A) the applicable Company Benefit Plan did not recognize such service or (B) such recognition would result in any duplication of benefits.

(c) From the Effective Time through the first anniversary of the Effective Time (the “Severance Protection Period”), Parent shall provide or cause the Surviving Company to provide to each Continuing Employee (other than Continuing Employees who are party to Executive Employment Agreements) whose employment is terminated by Parent or the Surviving Company other than for cause (as such term is used for purposes of Parent’s severance arrangements during such period), the severance benefits set forth in Section 6.11(c) of the Parent Disclosure Letter, subject to the terminated employee’s execution and non-revocation of a release of claims in form and substance equivalent to the release that Parent requires of similarly situated employees, and during the Severance Protection Period Parent shall not amend or terminate or cause the Surviving Company to amend or terminate its commitment to provide such benefits.

(d) Within 30 days following the Effective Time, Parent shall, or shall cause the Surviving Company to, pay to each employee who was a participant in the WICP for 2012 and who remains employed by the Company as of immediately prior to the Effective Time, a pro rata target award under the WICP which becomes payable by reason of the Closing. With respect to Continuing Employees who were participating in the AIP for 2012, Parent shall pay or cause the Surviving Corporation to pay to each such Continuing Employee who continues in employment for a period of two months following the Effective Time (or who is involuntarily terminated without cause (as such term is used for similarly situated employees of Parent) within such two month period) an amount representing a pro rata target bonus (based on such employee’s target bonus opportunity in effect for 2012) for the period January 1, 2013 to the Effective Time. Such payment shall be made within ten days following the expiration of such two month period or following such termination of employment, as the case may be.

(e) In consultation with Parent, the Company shall, or shall cause the applicable Company Subsidiary to, provide all notices to, and engage in any consultation procedures with, any trade unions, works councils or similar bodies, in each case, that are required to be taken following the date hereof, whether by Law, Contract, Collective Bargaining Agreement or otherwise, as soon as reasonably practicable following the date hereof (and in any event prior to the Closing Date).

(f) Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Parent Benefit Plan or Company Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Parent or the Company prior to or following the Effective Time.

(g) Without otherwise limiting the generality of Section 9.07, the provisions of this Section 6.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.11) under or by reason of any provision of this Agreement. Nothing in this Section 6.11 shall amend, or be deemed to amend (or, except as otherwise provided in this Section 6.11, prevent the amendment or termination of) any Company Benefit Plan or any Parent Benefit Plan. Parent shall have no obligation to continue to employ or retain the services of any Continuing Employee for any period of time following the Closing and, except as specifically provided in this Section 6.11, Parent shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

SECTION 6.12 Merger Sub; Parent Subsidiaries; Company Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

ARTICLE VII

Conditions Precedent

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Listing. The shares of Parent Common Stock issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the common market, (iii) any waiting period (and any extension thereof) applicable to the Merger under the Canadian federal Competition Act shall have been terminated or shall have expired, (iv) the parties shall have received the Consents set forth on Section 7.01(c) of the Company Disclosure Letter, and (v) the parties shall have received any other Consents from, and made all other registrations, filings, notices and notifications with, Governmental Entities which are required under applicable Law to be received or made prior to the Closing, other than such Consents where the failure to receive, or any such registrations, filings, notices and notification where the failure to make, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, a Parent Material Adverse Effect, or result in a reversal of the Merger.

(d) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Stock Consideration.

SECTION 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.03(a), 3.04(a) and 3.11) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the representations and warranties of Parent and Merger Sub contained in Sections 3.01, 3.04(a) and 3.11 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of Parent and Merger Sub contained in Section 3.03(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except for de minimis inaccuracies, and (iv) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) No Parent Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.

SECTION 7.03 Conditions to Obligation of Parent. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.03(a) and 4.04(a), the first sentence of Section 4.08 and Section 4.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 4.01, 4.04(a) and 4.19 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 4.03(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except for de minimis inaccuracies, and (iv) the representations and warranties of the Company contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)	by mutual written consent of the Company and Parent;

(b)	by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean the six month anniversary of the date hereof; provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the condition set forth in Section 7.01(c)), the End Date may be extended by Parent or the Company, by written notice to the other party, for one or more 30-day periods up to an aggregate extension of three months from the first End Date; and provided, further, that the right to extend or terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes the failure of the Closing to be consummated by the End Date;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to (A) the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (B) Parent where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of Parent or Merger Sub and such action or failure to act constitutes a material breach by Parent or Merger Sub of this Agreement;

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within 30 days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.02(d), provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company shall be required to enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured within 30 days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect;

(f) by Parent prior to the Company Stockholders Meeting, in the event that an Adverse Recommendation Change shall have occurred; or

(g) by Parent prior to the Company Stockholders Meeting, in the event that (i) the Company shall have materially breached its obligations under Section 5.02 (A) in a manner materially adverse to Parent or (B) which results in the making of an Alternative Proposal, or (ii) the Company shall have breached in any material respect its obligations under Section 6.01(d) by failing to call, give notice of, convene or and/or hold the Company Stockholders Meeting in accordance with Section 6.01(d).

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the penultimate sentence of Section 6.02, the reimbursement and indemnification obligations of Parent pursuant to Section 6.08, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination, provided, however, that, no such termination shall relieve any party from any liability or damages for any willful breach of this Agreement, except in the event that the Company pays to Parent, and Parent accepts as payment, the Termination Fee. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement.

SECTION 8.03 Fees and Expenses. (a) Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent a fee of $100,000,000 (the “Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f) (other than as a result of any Adverse Recommendation Change made by the Company relating to a Parent Material Adverse Effect) or Section 8.01(g); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 8.01(f) (other than as a result of any Adverse Recommendation Change made by the Company relating to a Parent Material Adverse Effect) or 8.01(g), this Agreement shall be deemed terminated pursuant to either Section 8.01(f) (other than as a result of any Adverse Recommendation Change made by the Company relating to a Parent Material Adverse Effect) or 8.01(g), as applicable, for purposes of this Section 8.03(b)(i); or

(ii) (A) an Alternative Proposal shall have been made to the Company and not publicly withdrawn at least five Business Days prior to the Company Stockholders Meeting or shall have been made directly to the stockholders of the Company generally and not publicly withdrawn at least five Business Days prior to the Company Stockholders Meeting or shall otherwise become generally known to the public and not publicly withdrawn at least five Business Days prior to the Company Stockholders Meeting or any Person or “Group” shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal not subsequently publicly withdrawn at least five Business Days prior to the Company Stockholders Meeting; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or 8.01(e); and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate any Alternative Proposal or any Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(b)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c) The Company acknowledges and agrees that the agreements contained in Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.03(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. The parties agree that the payment of the Termination Fee shall be the sole and exclusive monetary remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee by the Company and the acceptance of such Termination Fee by Parent, the Company, the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives shall have no further liability to Parent and Merger Sub under this Agreement. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Notwithstanding the foregoing, nothing herein shall require Parent to accept the Termination Fee or forego its right to seek specific performance pursuant to Section 9.10.

SECTION 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of the Company unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company.

ARTICLE IX

General Provisions

SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the 1st Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the 5th Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

The Warnaco Group, Inc.

501 7th Avenue

New York, NY 10018

Phone: (212) 287-8000

Facsimile: (212) 287-8511

Attention: Jay L. Dubiner, Executive Vice President, General Counsel & Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Facsimile: (212) 735-2000

Attention: Alan C. Myers

  Peter D. Serating

(b)	if to Parent or Merger Sub, to:

PVH Corp.

200 Madison Avenue

New York, NY 10016

Phone: (212) 381-3500

Facsimile: (212) 381-3993

Attention: Mark D. Fischer, Senior Vice President, General Counsel & Secretary

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Phone: (212) 403-1000

Facsimile: (212) 403-2000

Attention: Andrew J. Nussbaum

  Gregory E. Ostling

SECTION 9.03 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Calvin Klein Marks” means the trademarks and service marks Calvin Klein, ck Calvin Klein, ck, Calvin Klein Collection, and all variations and combinations thereof owned by the Calvin Klein Trust throughout the entire world in connection with all products and services (other than to the extent a trademark or service mark is subject to the Class A interest in the Calvin Klein Trust), together with all related recordations, applications for registration and registrations, and all goodwill associated therewith.

“Calvin Klein Trust” means the Calvin Klein Trademark Trust; provided that all references herein to the Calvin Klein Trust shall only be with respect to the interests therein owned by the Company and shall exclude for all purposes of this Agreement, the Class A ownership interests of Calvin Klein Inc. in the Calvin Klein Trust and or any action taken by or on behalf of Calvin Klein Inc. with respect to the Calvin Klein Trust or its interests therein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Career Share” means any award of Company Common Stock that forms part of a Company Supplemental Award.

“Company Career Unit” means any award of the right to receive Company Common Stock that is subject to restrictions based on certain retirement eligibility requirements and that forms part of a Company Supplemental Award.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Performance Share” means any award of the right to receive Company Common Stock that is subject to restrictions based, in whole or in part, on the satisfaction of performance conditions and which is granted under any Company Stock Plan.

“Company PSU” means any award of the right to receive Company Common Stock that is subject to restrictions based on performance and certain retirement eligibility requirements, and which is granted under any Company Stock Plan.

“Company Restricted Stock Award” means any award of or relating to Company Common Stock (including Company Career Shares, Company Career Units and Company RSUs, but excluding Company Stock Options, Company Performance Shares and Company PSUs) that is subject to restrictions based on continuing service (i.e., is not subject to performance conditions) and which is granted under any Company Stock Plan or otherwise.

“Company RSU” means any award of the right to receive Company Common Stock that is subject to restrictions based solely on continuing service (i.e., is not subject to performance conditions) and which is granted under any Company Stock Plan.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company’s equity-based compensation plans, including the Warnaco Group, Inc. 2003 Stock Incentive Plan and the Warnaco Group, Inc. 2005 Stock Incentive Plan.

“Company Supplemental Award” means any award of supplemental retirement benefits, payable in the form of Company Career Shares and credits to a bookkeeping account, granted to an executive officer of the Company pursuant to an Executive Employment Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Executive Employment Agreement” means any employment agreement by and between the Company and an executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company.

“Expected Date” means the latest to occur of (i) the date Parent has received the Required Information with respect to the Marketing Period and (ii) the later to occur of (a) the first Business Day following the date on which the conditions set forth in Sections 7.01 and 7.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing and other than the condition set forth in Section 7.01(a)) and (b) the date on which the Company has mailed or otherwise made available the Proxy Statement to the stockholders of the Company.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, other than trade payables incurred in the ordinary course of business, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or financial covenants of others or to purchase any other Person’s Indebtedness of the type referred to in any other clause of this definition or any security therefor, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (viii) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means (i) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (ii) rights in all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), and in all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) rights in all artwork, photographs, websites, advertising and promotional materials and computer software and all copyright applications, registrations and renewals in connection therewith, (iv) all trade secrets and rights in confidential business information (including rights in ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information), (v) all other rights in all of the foregoing, including such rights as are provided by treaties, conventions and common law, (vi) rights in any library of historical examples of products, as well as the CAD systems with historical data and information relating to such product lines and (vii) all rights to pursue, recover and retain damages and costs and attorneys’ fees for past, present and future infringement of any of the foregoing.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Company’s Knowledge, the actual knowledge, after making reasonable inquiry consistent with such Person’s position in the ordinary course of business, of the executive officers of the Company set forth in Section 9.03 of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge, after making reasonable inquiry consistent with such Person’s position in the ordinary course of business, of the executive officers of Parent set forth in Section 9.03 of the Parent Disclosure Letter.

“Marketing Period” means the first period of 20 consecutive calendar days after the Expected Date throughout and at the end of which (a) Parent shall have the Required Information; provided that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with the foregoing requirements unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); and (b) the conditions set forth in Sections 7.01 and 7.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing and other than the condition set forth in Section 7.01(a)) and no condition exists that would cause any of the conditions set forth in Sections 7.01 and 7.03 to fail to be satisfied assuming the Closing was to be scheduled for any time during such consecutive day period; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (i) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to the applicable Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the applicable Required Information by Deloitte & Touche LLP, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent, (ii) the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive calendar day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive calendar day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive calendar day period, or (iii) the Company determines to restate its or any of the Company Subsidiaries’ historical financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statement has been amended or the Company has indicated that it has concluded that no restatement shall be required in accordance with GAAP; provided, however, that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing or any Alternate Financing are obtained. Notwithstanding anything to the contrary herein, if the Marketing Period has not ended prior to December 19, 2012, it shall be deemed not to have commenced until after January 4, 2013; provided that such period shall not consider November 22, 2012 through November 25, 2012 as calendar days (it being understood that any period including such dates shall be deemed consecutive for purposes of the foregoing).

“Material Adverse Effect” with respect to any Person means any fact, circumstance, occurrence, effect, change, event or development that (i) materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any fact, circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (j) below, to the extent disproportionately affecting such Person and its

Subsidiaries, taken as a whole, relative to other companies in the industries in which such Person and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States economy, or any other national or regional economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world occurring after the date hereof, (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index), (d) changes required by GAAP or other accounting standards (or interpretations thereof), (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof), (f) changes that are generally applicable to the industries in which the Person and its Subsidiaries operate, (g) any failure by such Person to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of such Person’s stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception herein), (h) the public announcement (including as to the identity of the parties hereto) or consummation of the Merger or any of the transactions contemplated hereby (it being understood that for purposes of Sections 3.05 and 4.05, effects resulting from or arising in connection with the matters set forth in this clause (h) of this definition shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (i) changes in such Person’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception herein), (j) the occurrence of natural disasters or (k) any action required by the terms of this Agreement or with the prior written consent or at the direction of the other party, shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, or (ii) would prevent such Person from consummating the transactions contemplated by this Agreement.

“Parent Benefit Plan” means, any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plan, arrangement or understanding providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary, or (ii) employment, consulting, indemnification, severance, retention, change of control or termination agreement or arrangement (including any Collective Bargaining Agreement) between Parent or any Parent Subsidiary and any current or former director, officer, employee or consultant of Parent or any Parent Subsidiary.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Performance Share” means any award of contingently issuable Parent Common Stock that is subject to restrictions based on performance and continuing service and granted under any Parent Stock Plan.

“Parent RSU Award” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plan” means each Parent Benefit Plan that provides for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock, including the PVH Corp. 2006 Stock Incentive Plan, the PVH Corp. 2003 Stock Option Plan, the PVH Corp. 2000 Stock Option Plan, and the PVH Corp. 1997 Stock Option Plan.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted, (iv) licenses or other grants of rights in Intellectual Property Rights made in the ordinary course of business, (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings, (vii) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business, (viii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods, (ix) Liens resulting from securities Laws, (x) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, and (xii) Liens that do not materially detract from the value of such property or interfere in any material respect with the use, operation or occupancy by the Company or any Company Subsidiary of such property.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, the EC Merger Regulation, the Canadian federal Competition Act and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Sales-Related Contract” means a Contract entered into by the Company or any Company Subsidiary in the ordinary course of business relating to the sale of the Company’s or any Company Subsidiary’s products, including (i) franchise agreements that grant a third party the right to open retail stores under any trademark included in the Intellectual Property Rights that is owned by or licensed to the Company, (ii) sales agency agreements, (iii) concession agreements, (iv) distribution agreements, and (v) sales representation agreements.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Stock Award Exchange Ratio” means the sum of (1) the Stock Consideration plus (2) a fraction resulting from dividing the Cash Consideration by the closing price per share of Parent Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Sections 6.05 and 9.12, is not intended to confer upon any Person other than the parties any rights or remedies.

SECTION 9.08 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10 Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) except as set forth in Section 9.12, agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than the aforesaid courts.

SECTION 9.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

SECTION 9.12 Certain Lender Agreements. Each party hereto agrees that (a) any action or proceeding involving any Lender arising out of or relating to the Financing or the performance of any services under the Commitment Letter is subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan in the City of New York; (b) each party hereto will not, and will not permit any of their respective controlled Affiliates to, bring or encourage anyone else to bring any such action or proceeding in any court other than as specified in subclause (a); (c) waives, to the fullest extent permitted by applicable Law, any right to trial by jury in respect of any such action or proceeding; and (d) the Lenders (and their respective Affiliates) are express third party beneficiaries of this Section 9.12.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

THE WARNACO GROUP, INC.

By:	/s/ Helen McCluskey
Name:	Helen McCluskey
Title:	President and CEO

PVH CORP.

By:	/s/ Mark D. Fischer
Name:	Mark D. Fischer
Title:	Senior Vice President

WAND ACQUISITION CORP.

By:	/s/ Mark D. Fischer
Name:	Mark D. Fischer
Title:	Senior Vice President

Adverse Recommendation Change	Section 5.02(d)
Affiliate	Section 9.03
Agreement	Preamble
AIP	Section 5.01(b)(iv)
Alternative Proposal	Section 5.02(h)(i)
Business Day	Section 9.03
Calvin Klein Marks	Section 9.03
Calvin Klein Trust	Section 9.03
Cash Consideration	Section 2.01(iii)
Certificate	Section 2.01(iii)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Collective Bargaining Agreement	Section 4.18
Commitment Letter	Section 3.12(b)
Company	Preamble
Company Benefit Plans	Section 4.10(a)
Company Board	Section 4.06(b)
Company By-laws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company Career Share	Section 9.03
Company Career Unit	Section 9.03
Company Charter	Section 4.01
Company Common Stock	Section 2.01
Company Disclosure Letter	ARTICLE IV
Company Financial Advisor	Section 4.19
Company Indemnified Parties	Section 6.05(a)
Company Leases	Section 4.15(b)
Company Material Adverse Effect	Section 9.03
Company Pension Plan	Section 4.10(c)
Company Performance Share	Section 9.03
Company Permits	Section 4.01
Company Preferred Stock	Section 4.03(a)
Company Properties	Section 4.15(a)
Company PSU	Section 9.03
Company Recommendation	Section 6.01(d)
Company Regulatory Agreement	Section 4.17
Company Restricted Stock Award	Section 9.03
Company RSU	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Stock Option	Section 9.03
Company Stock Plans	Section 9.03
Company Stockholder Approval	Section 4.04(a)
Company Stockholders Meeting	Section 4.04(a)
Company Subsidiaries	Section 4.01

Company Supplemental Award	Section 9.03
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02(a)
Consent	Section 3.05(b)
Continuing Employee	Section 6.11(a)
Contract	Section 3.05(a)
DGCL	Section 1.01
Dissenting Shares	Section 2.03
EC Merger Regulation	Section 3.05(b)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Claim	Section 4.13(g)(i)
Environmental Laws	Section 4.13(g)(ii)
ERISA	Section 9.03
ERISA Affiliate	Section 9.03
Exchange Act	Section 3.05(b)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Excluded Contract	Section 4.14(b)
Executive Employment Agreement	Section 9.03
Existing Bonus Programs	Section 5.01(b)(iv)
Expected Date	Section 9.03
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	ARTICLE IV
Filed Parent SEC Documents	ARTICLE III
Financing	Section 3.12(b)
Form S-4	Section 3.05(b)
Fraud and Bribery Laws	Section 4.22
GAAP	Section 3.06(b)
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.05(b)
Grant Date	Section 4.03(b)
Hazardous Substance	Section 4.13(g)(iii)
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Intellectual Property Rights	Section 9.03
Intervening Event	Section 5.02(h)(ii)
IRS	Section 4.10(a)
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(d)
Lenders	Section 3.12(b
Letter of Transmittal	Section 2.02(b)
Liens	Section 3.02(a)
Marketing Period	Section 9.03

Material Adverse Effect	Section 9.03
Material Contract	Section 4.14(b)
Material Intellectual Property Contract	Section 4.16(e)
Maximum Amount	Section 6.05(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(iii)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01
Multiemployer Plan	Section 4.10(d)
Multiple Employer Plan	Section 4.10(d)
Notice Period	Section 5.02(d)(ii)
NYSE	Section 2.02(f)
Parent	Preamble
Parent Articles	Section 3.01
Parent Benefit Plan	Section 9.03
Parent Board	Section 3.04(a)
Parent By-laws	Section 3.01
Parent Capital Stock	Section 3.03(a)
Parent Common Stock	Section 2.01(iii)
Parent Disclosure Letter	ARTICLE III
Parent Material Adverse Effect	Section 9.03
Parent Performance Share	Section 9.03
Parent Permits	Section 3.01
Parent Preferred Stock	Section 3.03(a)
Parent RSU Award	Section 9.03
Parent SEC Documents	Section 3.06(a)
Parent Series A Shares	Section 3.03(a)
Parent Stock Option	Section 9.03
Parent Stock Plan	Section 9.03
Parent Subsidiaries	Section 3.01
Parent Voting Debt	Section 3.03(b)
Payoff Letter	Section 6.08(d)
PBGC	Section 4.10(a)
Permits	Section 3.01
Permitted Liens	Section 9.03
Person	Section 9.03
Principal Business	Section 4.16(a)
principal executive officer	Section 3.06(d)
principal financial officer	Section 3.06(d)
Proxy Statement	Section 6.01(a)
Registered Intellectual Property Rights	Section 4.16(a)
Regulatory Laws	Section 9.03
Release	Section 4.13(g)(iv)
Representatives	Section 5.02(a)
Required Information	Section 6.08(a)
Sales-Related Contract	Section 9.03

SEC	Section 3.05(b)
Securities Act	Section 3.05(b)
SOX	Section 3.06(b)
Stock Award Exchange Ratio	Section 9.03
Stock Consideration	Section 2.01(iii)
Subsidiary	Section 9.03
Superior Proposal	Section 5.02(h)(iii)
Surviving Company	Section 1.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(b)
Top Customer	Section 4.23
Top Supplier	Section 4.23
WICP	Section 5.01(b)(iv)
Withdrawal Liability	Section 9.03